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                                                                    EXHIBIT (e)
                             UNDERWRITING AGREEMENT

                            PORTFOLIO PARTNERS, INC.

THIS AGREEMENT, is entered into as of the 1st day of May, 2002, by and between Aetna Investment Services, LLC (to be renamed ING Financial Advisers, LLC) ("ING"), a Delaware limited liability company, and Portfolio Partners, Inc. (to be renamed ING Partners, Inc.) (the "Fund") on behalf of its investment portfolios (the "Portfolios").

WHEREAS, the Fund is an open-end management investment company registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940 ("1940 Act") and is authorized to issue shares of distinct investment portfolios; and

WHEREAS the Fund has registered the shares of its common stock ("Shares") in its Portfolios for offer and sale to the public under the Securities Act of 1933, as amended; and

WHEREAS, the Fund wishes to retain ING, and ING is willing to act, as principal underwriter in connection with the offer and sale of the Shares;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT OF UNDERWRITER. The Fund hereby appoints ING and ING hereby accepts appointment as underwriter in connection with the distribution of the Shares. The Fund authorizes ING to solicit orders for the purchase of the Shares as set forth in the Registration Statement on Form N-1A currently effective with the Commission. It is understood that the Shares are offered only through variable annuity contracts and variable life policies issued by ING and its affiliates.

2. COMPENSATION. ING shall receive no separate compensation for providing services under this Agreement. It is understood that the compensation ING receives in connection with the issuance of the variable annuity contracts or variable life policies shall be the only consideration it receives for serving as underwriter hereunder.

3. ING EXPENSES. ING shall be responsible for any costs of printing and distributing prospectuses and statements of additional information necessary to offer and sell the Shares, and such other sales literature, reports, forms and advertisements as it elects to prepare, provided such materials comply with the applicable provisions of federal and state law.

4. FUND EXPENSES. The Fund shall be responsible for the costs of registering the Shares with the Commissionand for the costs of preparing prospectuses, statements of additional information and such other documents as are required to maintain the registration of the Shares with the Commission.

5. SHARE CERTIFICATES. The Fund shall not issue certificates representing
Shares.

6. STATUS OF UNDERWRITER AND OTHER PERSONS. ING is an independent contractor and shall be agent for the Fund only in respect to the sale and redemption of the Shares. Any person, even though also an officer, director, employee or agent of ING, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of ING even though paid by ING.

7. NONEXCLUSIVITY. The services of ING to the Fund under this Agreement are not to be deemed exclusive, and ING shall be free to render similar services or other services to others and to engage in other activities related or unrelated to those provided under this Agreement.

8. EFFECTIVENESS AND TERMINATION OF AGREEMENT. This Agreement shall become effective as of the date set forth in the first paragraph of this Agreement and shall remain in force and effect, through November 30, 2002, unless earlier terminated under the provisions of Section 9. Following the expiration of its initial term, the Agreement shall continue in force and effect for one-year periods, provided such continuance is specifically approved at least annually by the Fund's Board of Directors, or by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and approved by vote of a majority of Directors who are not parties to this Agreement or interested persons (as defined in Section 2(a)(19) of the 1940 Act) of the Fund or of ING, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will automatically terminate in the event of its assignment.

9. TERMINATION. This Agreement may be terminated at any time, by either party, without the payment of any penalty, on sixty (60) days' written notice to the other party.

10. LIABILITY OF ING. ING shall be liable to the Fund and shall indemnify the Fund for any losses incurred by the Fund, to the extent that such losses resulted from an act or omission on the part of ING or its officers, directors or employees in carrying out its duties hereunder, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by ING of its duties under this Agreement.

11. AMENDMENTS. This Agreement may be amended or changed only by an instrument in writing signed by both parties.

12. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Connecticut and the 1940 Act. To the extent that the applicable laws of the State of Connecticut conflict with the applicable provisions of the 1940 Act, however, the latter shall control.

13. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered, mailed postage paid, or sent by other delivery service, or by facsimile transmission to each party at such address as each party may designate for the receipt of notice. Until further notice, such addresses shall be:

         if to the Fund or ING:

         151 Farmington Avenue, TS31
         Hartford, Connecticut  06156
         Fax number: 860/273-8340

14. QUESTIONS OF INTERPRETATION. This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule, release or order of the Commission, such provisions shall be deemed to incorporate the effect of such rule, release or order.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the 14th day of March , 2002.

                            AETNA INVESTMENT SERVICES, LLC

                            By:       /s/  Christina Lareau
                                      ----------------------------
                            Name:     Christina Lareau
                                      ----------------------------
ATTEST:                     Title:    Vice President
                                      ----------------------------

/s/  Jeffrery R. Berry
------------------------
Jeffrey R. Berry
Chief Legal Officer
                            PORTFOLIO PARTNERS, INC.

                                      ----------------------------
ATTEST:                     By:       /s/  Laurie M. Tillinghast
                                      ----------------------------
                            Name:     Laurie M. Tillinghast
                                      ----------------------------
/s/  Susan C. Mosher        Title:    President
------------------------              ----------------------------
Susan C. Mosher
Secretary